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                                                                    EXHIBIT 3.14

            AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           BENNETT FOOTWEAR GROUP LLC

      THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Bennett Footwear Group LLC (the "Company"), effective as of May 20, 2003, is made by the Company and Bennett Footwear Holdings, LLC ("Holdings" or the "Member"), in order to govern the operations of the Company as follows:

      1. FORMATION. The Company has been organized as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act") by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. The rights, duties and liabilities of the Members shall be provided in the Act, except as otherwise provided herein.

      2. NAME; REGISTERED OFFICE AND AGENT; PRINCIPAL OFFICE. The name of the Company is Bennett Footwear Group LLC. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Member. The registered office of the Company required by the Act shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by the Act. The initial registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Member may designate in the manner provided by the Act. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Member may designate from time to time.

      3. PURPOSE. The purpose of the Company is to own, lease and operate, directly or indirectly through its ownership of other entities, and to carry on the business consisting of designing, marketing, licensing, sublicensing, distributing, purchasing and selling lines of branded and private label footwear and accessories, and any other businesses which the Company or any entity owned by the Company may hereafter acquire, and to engage in such other activities as are permitted for a limited liability company organized in Delaware under the Act. Subject to the limitations set forth in this Agreement, the Company shall have all necessary powers, including those granted by the Act, to effect any of the purposes for which it is formed.

      4. REGISTER; CAPITAL CONTRIBUTIONS.

            4.1. REGISTER. Pursuant to an Exchange Agreement of even date between the Member, the Company, BICO Business Trust, Encore Shoe Business Trust and Pentland U.S.A.,

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Inc., the Member has acquired that percentage interest in the Company
("Percentage Interest"), as specified on the register of ownership (as amended or restated from time to time) (the "Register") as set forth in Schedule 1 attached hereto and incorporated by reference herein. Unless otherwise authorized by the Member, no certificates will be issued reflecting such ownership. The Agreement is entered into between the Company and the Member and is expressly not intended for the benefit of any creditor of the Company or any other person.

            4.2. EXPRESSION OF MEMBERSHIP INTERESTS. The Member may in its sole discretion determine to use units (each, a "Unit") to calculate each Member's Percentage Interest, rather than expressing such interest as a percentage. Upon any determination by the Member to express Percentage Interests as Units, the Member shall determine the aggregate number of outstanding Units issuable in lieu of all outstanding Percentage Interests, and each Member shall be allocated such Units as is equal to the product of such Member's Percentage Interest and the aggregate number of outstanding Units allocated in lieu of all outstanding Percentage Interests. After the initial allocation of Units, each Member's Percentage Interest shall equal the percentage determined by dividing the number of Units held of record by such Member by the aggregate number of Units outstanding at such time.

      5. TITLE TO COMPANY PROPERTY. All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

      6. MANAGEMENT OF THE COMPANY.

            6.1. MANAGEMENT AND AUTHORITY. Pursuant to Section 18-402 of the Act, the business and affairs of the Company shall be managed by the Member, who shall have sole, exclusive, full, and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers ("Officers") and to perform such acts or make such decisions as are expressly permitted under this Agreement. Any agreement, instrument, certificate, or other document shall be signed, executed, and delivered by the Officers or the Member in order to be binding on behalf of the Company, and such execution and delivery shall be conclusive evidence that it has been duly authorized and approved by the Member.

            6.2. LIABILITY OF THE OFFICERS AND MEMBER. Except in the case of gross negligence, willful misconduct, fraud or bad faith, or to the extent required by the Act and other applicable law, no Officer, if any, or Member shall be liable, in damages or otherwise, for any error of judgment, for any mistake of fact or law, or for any other act or thing which such Officer or Member, as applicable, may do or refrain from doing in connection with the business and affairs of the Company.

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      7. INDEMNIFICATION OF OFFICERS. The Company, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Officers (if any) relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member or Officers in connection with the business of the Company, including attorneys' fees incurred by such Officers in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, as permitted by law.

      8. RIGHTS AND OBLIGATIONS OF THE MEMBERS.

            8.1. LIMITATIONS ON MEMBERS' LIABILITIES. The Members' liability shall be limited as set forth in this Agreement, the Act, and other applicable law. The Members shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company, except as provided by
Section 18-607 of the Act.

            8.2. ACTION BY MEMBERS WITHOUT A MEETING. Any action required or permitted to be taken by the Members may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken.

      9. DISTRIBUTIONS. All distributions by the Company shall be made at the discretion of the Member.

      10. BOOKS AND RECORDS.

            10.1. BOOKS AND RECORDS. The Company shall keep proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relative to the Company's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the capital account for the Member. The books and records shall at all times be maintained by the Member at such place(s) as may be approved by the Member, and shall be open to the inspection and examination of the duly authorized representatives of the Member for any purpose during reasonable business hours and at the sole cost and expense of the Member.

            10.2. REPORTS. The Company shall deliver to the Member such budgets, reports, business plans, and other business and financial information as reasonably determined by the Member and in such time frames reasonably established by the Member in order for the Member and affiliates of Member to comply with their own respective business and financial reporting requirements.

            10.3. TAX RETURNS. The Member shall cause an accountant to prepare all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

            10.4. DEPOSITORIES. The member shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Member shall select. All receipts

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of the Company from whatever source received (but no funds not belonging to the
Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.

      11. DISSOLUTION.

            11.1. EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs wound up upon the earlier to occur of the following:

                  (a) at such time as the Member determines that the Company should be dissolved;

                  (b) at any time there are no Members, unless, within a ninety
(90) day period, the personal representative of the last remaining Member agrees in writing to the continuation of the Company and to the admission of the personal representative, or a designee, as a Member of the Company; or

                  (c) upon entry of a decree of judicial dissolution.

            11.2. WINDING UP. Upon the dissolution of the Company, the Member shall wind up the Company's affairs in accordance with the Act. In winding up the affairs of the Company, the Member is authorized to take any and all actions contemplated by the Act as permissible, including, without limitation:

                  (a) prosecuting and defending suits, whether civil, criminal, or administrative;

                  (b) settling and closing the Company's business;

                  (c) liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

                  (d) discharging or making reasonable provision for the Company's liabilities; and

                  (e) distributing the proceeds of liquidation and any undisposed property.

            11.3. DISTRIBUTION OF PROCEEDS. Upon the winding up of the Company, the Member shall distribute the proceeds and undisposed property as follows:

                  (a) to creditors, including the Member if the Member is a creditors (to the extent and in order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

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                  (b) thereafter, to the Members.

      12. AMENDMENT. This Agreement may only be amended by the Member in writing.

      13. EFFECTIVENESS. This Agreement shall take effect immediately following the closing of the transactions contemplated by a certain Securities Purchase Agreement of even date between the Member, the Company, BICO Business Trust, Encore Shoe Business Trust, Pentland U.S.A., Inc. and the other parties named therein.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                     BENNETT FOOTWEAR GROUP LLC

                                     By: /s/ Gregg Ribatt
                                         ---------------------------------------
                                          Gregg Ribatt, Executive Vice President
                                          and COO

Members:

BENNETT FOOTWEAR HOLDINGS LLC

By: /s/ Gregg Ribatt
   ----------------------------------------------
   Gregg Ribatt, Executive Vice President and COO

Address: 145 Wells Avenue
         Newton, MA 02459

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